Exhibit 5.1

April 25, 2023

Board of Directors

Crown Electrokinetics Corp.

1110 NE Circle Blvd.

Corvallis, OR 97330

Re:	Resale Registration Statement on Form S-3 of Crown Electrokinetics Corp.

Ladies and Gentlemen:

We have acted as counsel to Crown Electrokinetics Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to (i) an aggregate of 5,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable upon the conversion of shares of the Company’s Series E Preferred Stock, (ii) an aggregate of 45,000,000 shares of common stock, issuable upon the conversion of shares of Series E Preferred Stock issuable upon exercise of certain outstanding warrants to purchase Series E Preferred Stock (the “Series E Warrant”), and (iii) and an aggregate of 14,719,258 shares of Common Stock issuable upon exercise of certain outstanding warrants (the “Common Warrants” and, together with the Series E Warrant, the “Warrants”), for the account of the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Articles of Incorporation of the Company;

3.	the Series E Certificate of Designation;

4.	the Bylaws of the Company;

5.	the forms of Common Warrants;

6.	the form of Series E Warrant;

7.	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware, dated April 24, 2023, certifying that the Company is in existence and in good standing in the State of Delaware;

8.	the Securities Purchase Agreement entered into on October 19, 2022 (the “October Purchase Agreement”) among the Company and certain of the Selling Stockholders, the Registration Rights Agreement entered into on October 19, 2022 and the Security Agreement entered into on October 19, 2022;

Crown Electrokinetics Corp.

April 25, 2023

9.	the Securities Purchase Agreement entered into on January 3, 2023 (the “January Purchase Agreement”) among the Company and certain of the Selling Stockholders;

10.	the Waiver and Amendment Agreements entered into on March 24, 2023 among the Company and certain of the Selling Stockholders;

11.	the Inducement Agreements entered into on January 19, 2023 among the Company and certain of the Selling Stockholders;

12.	a certain Unanimous Written Consent of the Board of Directors of the Company, dated October 17, 2022 authorizing the transaction relating to the October Purchase Agreement;

13.	minutes of a meeting of the Board of Directors of the Company, dated January 2, 2023 authorizing the transaction relating to the January Purchase Agreement;

14.	minutes of a meeting of the Board of Directors of the Company, dated January 28, 2023 authorizing the transaction relating to the Inducement Agreements; and

15.	minutes of a meeting of the Board of Directors of the Company, dated January 17, 2023 authorizing the transaction relating to the Waiver and Amendment Agreements.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Delaware.

2.	The shares of Common Stock underlying the Series E Preferred Stock and the Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon conversion of the Series E Preferred Stock in accordance with the Series E Certificate of Designation and exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the Delaware General Corporation Law as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

Crown Electrokinetics Corp.

April 25, 2023

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP